SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. __)*

                        Cinram International Income Fund
                                (Name of Issuer)

                            Trust Units, no par value
                         (Title of Class of Securities)

                                    172595100
                                 (CUSIP Number)

                                December 31, 2007
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [X]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 10 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 172595100                 13G                    Page 2 of 10 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              GOLDENTREE ASSET MANAGEMENT LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                               Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               3,425,740
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               3,425,740
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                               3,425,740
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                               6.02%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                               IA
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 172595100                 13G                    Page 3 of 10 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              GOLDENTREE ASSET MANAGEMENT LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                               Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               3,425,740
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               3,425,740
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                               3,425,740
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                               6.02%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                               OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 172595100                 13G                    Page 4 of 10 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                STEVEN A. TANANBAUM
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                               United States of America
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               3,425,740
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               3,425,740
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                               3,425,740
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                               6.02%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                               IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 172595100                 13G                     Page 5 of 10 Pages


Item 1(a).     Name of Issuer:

     The name of the issuer is Cinram International Income Fund (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at 2255 Markham Road, Scarborough, Ontario Canada M1B 2W3

Item 2(a).     Name of Person Filing:

     This statement is filed by:

          (i) GoldenTree Asset Management LP, a Delaware limited Partnership registered as an investment adviser with the U.S. Securities and Exchange Commission (the "Investment Manager"), which serves as the investment manager of certain investment funds (the "Funds"), with respect to Units (as defined in Item 2(d) below) held in such Funds' respective accounts;

         (ii) GoldenTree Asset Management LLC, a Delaware limited liability company ("IMGP"), which serves as the general partner of the Investment Manager, with respect to Units (as defined in Item 2(d) below) held in the Funds' respective accounts;

        (iii) Mr. Steven A. Tananbaum ("Mr. Tananbaum"), who serves as the managing member of IMGP with respect to the Units (as defined in Item 2(d) below) held in the Funds' respective accounts.

     The Investment Manager, IMGP and Mr. Tananbaum are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.


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CUSIP No. 172595100                 13G                     Page 6 of 10 Pages


Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 300 Park Avenue, 21st Floor, New York, N.Y. 10022.

Item 2(c).     Citizenship:

     The Investment Manager and IMGP are organized under the laws of the State of Delaware. Mr. Tananbaum is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

     Trust Units, no par value (the "Units")

Item 2(e).     CUSIP Number:

     172595100

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

            (a)  [ ]    Broker or dealer registered under Section 15 of the Act,

            (b)  [ ]    Bank as defined in Section 3(a)(6) of the Act,

            (c)  [ ]    Insurance Company as defined in Section 3(a)(19) of the
                        Act,

            (d)  [ ]    Investment Company registered under Section 8 of the
                        Investment Company Act of 1940,

            (e)  [X]    Investment Adviser in accordance with
                        Rule 13d-1(b)(1)(ii)(E),

            (f)  [ ]    Employee Benefit Plan or Endowment Fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F),

            (g)  [ ]    Parent Holding Company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G),

            (h)  [ ]    Savings Association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act,

            (i)  [ ]    Church Plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act of 1940,

            (j)  [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 172595100                 13G                    Page 7 of 10 Pages


Item 4.        Ownership.

     A.   GoldenTree Asset Management LP
          (a)  Amount beneficially owned: 3,425,740
          (b)  Percent of class: 6.02%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 3,425,740
             (iii)  Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 3,425,740

     B.   GoldenTree Asset Management LLC
          (a)  Amount beneficially owned: 3,425,740
          (b)  Percent of class: 6.02%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 3,425,740
             (iii)  Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 3,425,740

     C.   Steven A. Tananbaum
          (a)  Amount beneficially owned: 3,425,740
          (b)  Percent of class: 6.02%
          (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 3,425,740
             (iii)  Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 3,425,740

CUSIP No. 172595100                 13G                     Page 8 of 10 Pages


Item 5.        Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Units reported in this
Schedule 13G. No Fund has the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, more than 5% of the Units reported in this Schedule 13G.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.        Identification and Classification of Members of the Group.

     See Item 2.

Item 9.        Notice of Dissolution of Group.

     Not applicable.

Item 10.       Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 172595100                 13G                    Page 9 of 10 Pages


                                 SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2008


                                  /s/ Steven A. Tananbaum
                                  ----------------------------------------------
                                  Steven A. Tananbaum, individually and as
                                  senior managing member of GoldenTree Asset
                                  Management GP, LLC for itself and as the
                                  general partner of GoldenTree Asset
                                  Management LP

CUSIP No. 172595100                 13G                    Page 10 of 10 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  February 14, 2008

                                  /s/ Steven A. Tananbaum
                                  ----------------------------------------------
                                  Steven A. Tananbaum, individually and as
                                  senior managing member of GoldenTree Asset
                                  Management GP, LLC for itself and as the
                                  general partner of GoldenTree Asset
                                  Management LP